FORM 5

                                           UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                                       Washington, D.C. 20549

                                         ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                               Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                   Section 17(a) of the Public Utility Holding Company Act of 1935
                                       or Section 30(f) of the Investment Company Act of 1940

[ ]  Check this box if no longer subject to Section 16.  Form 5 or Form 4 obligations may continue.  See Instruction 1(b).

[ ]  Form 3 Holdings Reported

[ ]  Form 4 Transactions Reported

1. Name and Address of Reporting Person*    2. Issuer Name and Ticker or Trading Symbol       6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
   Dillard, II    William                      Barnes & Noble, Inc. ("BKS")
__________________________________________  _____________________________________________      X  Director          10% Owner
                                                                                              ---               ---
  (Last)          (First)         (Middle)  3. IRS or Social        4. Statement for              Officer (give     Other (Specify
                                               Security Number of      Month/Year             --- title below)  --- below)
c/o Dillard's, Inc.                            Reporting Person
1600 Cantrell Road                             (Voluntary)             01/02 (1)
__________________________________________  ______________________  ______________________________________________________________
                 (Street)
                                                                    5. If Amendment, Date of  7. Individual or Joint/Group Reporting
Little Rock,      Arkansas         72201                               Original (Month/Year)     (check applicable line)
__________________________________________                                                    _X_ Form Filed by One Reporting Person
  (City)          (State)          (Zip)                                                          Form Filed by More Than One
                                                                                              --- Reporting Person

                          Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

                                                                                       5. Amount of
                                                                                          Securi-
                                                                                          ties
                                                                                          Bene-
                                                                                          ficially
                                                         4.  Securities Acquired (A)      Owned at     6. Ownership
                                2. Trans-   3. Trans-        or Disposed of (D)           End of          Form:
                                   action      action        (Instr. 3, 4 and 5)          Issuer's        Direct       7. Nature of
                                   Date        Code      ---------------------------      Fiscal          (D) or          Indirect
                                   (Month/     (Instr. 8)            (A)                  Year            Indirect        Beneficial
1.  Title of Security              Day/                   Amount      or     Price        (Instr.         (I)             Ownership
    (Instr.3)                      Year)                             (D)                  3 and 4)        (Instr. 4)      (Instr. 4)
-----------------------------   ---------   ----------   --------    ---    --------   ------------    -------------   -------------

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

_____________________
* If the form is filed by more than one Reporting Person, see Instruction 4(b)(v).
                                                                (Print or Type Responses)
                                                                                                                              (Over)
                                                                                                                     SEC 2270 (7/96)

                            Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)

                                       2. Conver-                              5. Number of Deriv-        6. Date Exercisable
                                          sion or    3. Trans-                    ative Securities           and Expiration Date
                                          Exercise      action                    Acquired (A) or            (Month/Day/Year)
                                          Price of      Date     4. Trans-        Disposed of (D)         -----------------------
                                          Deriv-        (Month/     action        (Instr. 3, 4, and 5)    Date
1. Title of Derivative Security           ative         Day/        Code       -----------------------    Exercis-     Expiration
   (Instr. 3)                             Security      Year)       (Instr. 8)        A          D        able         Date
----------------------------------     -----------   ----------  ------------  ----------- -----------    ----------   ----------

Stock Option (Right to Buy)               $23.65       3/13/01        A           20,000                     (2)       3/12/11

                                                                          9. Number of    10. Ownership
                                                                             Derivative       of
                        7. Title and Amount of Underlying                    Securities       Derivative
                           Securities (Instr. 3 and 4)                       Beneficially     Security:    11. Nature of
                        ---------------------------------  8. Price of       Owned            Direct (D)       Indirect
                                                Amount or     Derivative     at End               or           Beneficial
1. Title of Derivative          Title           Number of     Security       of Year          Indirect (I)     Ownership
   Security (Instr. 3)                          Shares        (Instr. 5)     (Instr. 4)       (Instr. 4)       (Instr. 4)
----------------------  --------------------    ---------  -------------  -------------   --------------   --------------

Stock Option
(Right to Buy)              Common Stock         20,000                    100,000 (3)           D

Explanation of Responses:

(1) For fiscal year ended February 2, 2002.
(2) One-fourth of these options become exercisable on March 13 of each of the years 2002 through 2005.
(3) Represents the total number of stock options (right to buy) beneficially owned by the Reporting Person with respect to the Issuer's Common Stock.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.   /s/William Dillard, II    March 18, 2002
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                               -------------------------   --------------
                                                                                          **Signature of Reporting         Date
                                                                                                   Person
                                                                                             William Dillard, II
Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

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                                                                                                                     SEC 2270 (7/96)